As filed with the Securities and Exchange Commission on May 8, 2014

Registration No. 333-184097

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	27-0563799
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7800 East Orchard, Suite 300
Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)
NBH Holdings Corp. 2009 Equity Incentive Plan
(Full title of the Plan)

Zsolt K. Besskó
Chief Administrative Officer & General Counsel
National Bank Holdings Corporation
7800 East Orchard, Suite 300
Greenwood Village, Colorado 80111
(Name and address of agent for service)

(720) 529-3336
(Telephone number, including area code, of agent for service)

Copies to:

David E. Shapiro, Esq.
Mark F. Veblen, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telephone: (212) 403-1000
Facsimile: (212) 403-2000

________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed on September 25, 2012 (File No. 333-184097) is filed in order to deregister securities remaining under such Registration Statement.
On September 25, 2012, the Registrant filed the Registration Statement on Form S-8 (File No. 333-184097) to register an aggregate of 4,320,249 Common Shares issuable under the NBH Holdings Corp. 2009 Equity Incentive Plan (the “2009 Plan”). On May 7, 2014 (the “Approval Date”), the Registrant’s shareholders approved the adoption of the 2014 Omnibus Incentive Plan (the “2014 Plan”), which provides, among other things, that any Common Shares subject to awards granted under the 2009 Plan that are either forfeited or, in the case of awards other than stock options or stock appreciation rights, surrendered in order to satisfy withholding tax liabilities, after December 31, 2013 will become available for issuance under the 2014 Plan. In addition, as of the Approval Date, no future awards will be made under the 2009 Plan and therefore, the Common Shares that were available for grant under the 2009 Plan as of the Approval Date but were not subject to outstanding awards as of such date (such shares, the “Remaining Shares”) will not be issued pursuant to the 2009 Plan. As of the date hereof, there was an aggregate of 4,734,430 Common Shares subject to awards under the 2009 Plan (the “Outstanding Award Shares”) and an aggregate of 582,150 Remaining Shares (all such shares are collectively referred to as the “2009 Plan Shares”).
This Post-Effective Amendment No. 1 is being filed to deregister the 2009 Plan Shares. The Registrant is concurrently filing a separate Registration Statement on Form S-8 to reflect that the Outstanding Award Shares may be issued under either the 2009 Plan or the 2014 Plan and to carry over the filing fees for the Outstanding Award Shares.
In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Outstanding Award Shares may be issued under either the 2009 Plan or the 2014 Plan, and (ii) to carry over the registration fees paid for the Outstanding Award Shares from this Registration Statement to the Registration Statement on Form S-8, filed for both the 2009 Plan and the 2014 Plan, which is filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 7, 2014.

NATIONAL BANK HOLDINGS CORPORATION
By:	/s/ G. Timothy Laney
G. Timothy Laney
Chairman, President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ G. Timothy Laney	Chairman, President & Chief Executive Officer
G. Timothy Laney	(Principal Executive Officer)	May 7, 2014

/s/ Brian F. Lilly	Chief Financial Officer
Brian F. Lilly	(Principal Financial Officer)	May 7, 2014

/s/ H. Wayne McGaugh	Chief Accounting Officer
H. Wayne McGaugh	(Principal Accounting Officer)	May 7, 2014

*	Director	May 7, 2014
Frank V. Cahouet

*	Director	May 7, 2014
Ralph W. Clermont

*	Director	May 7, 2014
Robert E. Dean

*	Director	May 7, 2014
Lawrence K. Fish

*	Director	May 7, 2014
Micho F. Spring

*	Director	May 7, 2014
Burney S. Warren

*By:	/s/ G. Timothy Laney
G. Timothy Laney
Attorney-in-fact